Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willis Lease Finance Corporation:
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-226695, 333-221463, 333-219572, 333-170049, 333-142914 and 333-118127) of Willis Lease Finance Corporation and subsidiaries (the “Company”) of our report dated March 12, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, redeemable preferred stock and shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes and financial statement Schedule I, Condensed Financial Information of Parent, and Schedule II, Valuation Accounts (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of the Company.

/s/ KPMG LLP
Fort Lauderdale, Florida
March 12, 2020